Exhibit 99.1

R&G FINANCIAL CORPORATION PROVIDES INFORMATION REGARDING

SUSPENSION OF TRADING BY THE NYSE, PINK SHEETS QUOTATIONS FOR ITS COMMON STOCK

San Juan, Puerto Rico, February 23, 2007 – R&G Financial Corporation, San Juan, Puerto Rico (the “Company”), a diversified financial holding company, announced today that trading in its Common Stock had been suspended by the New York Stock Exchange (the “NYSE”).

As anticipated in the Company’s February 12, 2007 press release and announced in a February 12, 2007 press release issued by the NYSE, the NYSE determined to suspend the Company’s Common Stock from trading prior to the NYSE’s opening on February 22, 2007.

As of the suspension of trading, the Company’s Common Stock is eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. The Company was advised by the National Association of Securities Dealers on February 21, 2007 that the trading symbol for the Common Stock on the Pink Sheets will be “RGFC.” Information about the Pink Sheets can be found at www.pinksheets.com.

R&G Financial Corporation, currently in its 35th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R-G Crown Bank, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. At September 30, 2006, the Company operated 36 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 46 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.